EXHIBIT 15.4

August 6, 2021

To the Board of Directors and Shareholder of
Nevada Power Company
6226 W Sahara Ave,
Las Vegas, Nevada 89146

We are aware that our report dated August 6, 2021 on our review of the interim financial information of Nevada Power Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, is incorporated by reference in Registration Statement No. 333-234207 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada